Exhibit 99.2

ENPATH MEDICAL, INC., #11066187

July 20, 2006, 1:30 p.m. CT

Second Quarter 2006 Financial Results Conference

Operator                                                                                                 Good afternoon, ladies and gentlemen, and welcome to the Enpath second quarter financial results conference call.  At this time all participants are in a listen-only mode.  Following today’s presentation instructions will be given for the question and answer session.  If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today Thursday, July 20, 2006.

I would now like to turn the conference over to John Hertig, Chief Executive Officer of Enpath. Please go ahead.

J. Hertig                                                                                                    Welcome to Enpath Medical’s second quarter 2006 conference call. Thank you for joining us today. My name is John Hertig and I am Chief Executive Officer at Enpath Medical.

Joining me on the call today is Scott Youngstrom, Enpath’s new Chief Financial Officer and Vice President of Finance.  Upon an extensive search conducted by Jim Hartman and myself, Scott joined Enpath on July 1st of this year replacing Jim in his capacity.

He has over 20 years of financial experience at a variety of medical device companies and most recently Mr. Youngstrom served as Vice President, Chief Financial Officer of Compex Technologies, Inc., which was a publicly traded company engaged in electronic muscle stimulation devices up until it was acquired earlier in 2006.

Jim will continue to serve the company as Enpath’s Chairman of the Board as well as be available to work with the executive team on special projects.

Our comments today will contain forward-looking statements that involve risks and uncertainties.  Any number of factors could cause our results to vary from those that may be anticipated by some statements made today. Please read our press release issued this morning and our SEC filings, specifically our 2005 Annual Report on Form 10-K filed in March 2006 for a listing of some of the factors that could cause results to differ materially.

During our remarks today, Scott Youngstrom will highlight certain aspects of our second quarter financial results that were not covered in our press release issued this morning.  I will then review new growth opportunities and other initiatives the company is pursuing and provide our outlook and guidance for the second half of 2006.

At the conclusion of our remarks Scott and I, along with Jim Hartman, Mark Kraus, General Manager of our introducer product line, Dave Grenz, General Manager of stimulation leads, Jim Reed, General Manager of Advanced Catheter Delivery, along with Steve Mogensen, Vice President of Sales and Marketing, will be available to answer your questions.

Scott, will you now please give us an update on Enpath’s second quarter 2006 financial performance?

S. Youngstrom                                                                 Thank you, John. Second quarter revenues were $9.5 million, compared to $7.2 million in the second quarter of 2005, a 32% increase.  For the first six months, revenues increased 37% to $18.9 million compared to $13.8 million for the comparable six-month period in 2005.

This increase is primarily attributable to the 55% increase in our introducer products during the second quarter and a 43% increase for the year, as well as increased revenues from our steerable catheter products over the comparable prior period.

Revenues from our introducer product line increased for both the three and six month periods when compared to the same periods last year.  Revenue for our second quarter totaled $7.1 million, a 55% increase over the $4.6 million for the second quarter of 2005.  Revenues for the first half of 2006 totaled $12.8 million, a 43% increase over the $9 million for the first six months of 2005.  This increase is primarily due to continued sales to both existing and new customers including significant orders from a European cardiac rhythm management customer.

We continue to attract new partners due to our ability to quickly adapt our base introducer product line to each partner’s specific needs.  We expect introducer revenues to remain strong in the second half of 2006, but with a run rate slightly lower than our first half.

Revenues from our advanced delivery products increased for both the three and six month periods when compared to the same periods in 2005. Revenues totaled $565,000 during the second quarter of 2006 compared to $100,000 in 2005 and totaled $2.0 million for the first 6 months of 2006 compared to $600,000 in 2005, representing a 481% and 227% increase, respectively.

As expected, the $565,000 for the second quarter of 2006 was down significantly from the $1.4 million we recorded in the first quarter of 2006 as our first quarter revenue reflected revenues related to one partner that built significant test units and inventory in order to prepare for their second quarter product launches. We anticipate our advance delivery product revenues will increase over the next two quarters as our partners generate market awareness and restocking orders are received.

Revenues from our lead technologies product decreased for both the three and six month periods when compared to the same periods in 2005.  Revenue for the second quarter was $1.8 million as compared to $2.5 million last year.  For the six-month period ending June 30, 2006, revenues of $4.1 million were 2% lower than the $4.2 million that was reported for the first six months of 2005.  The decrease in the second quarter was primarily due to decreased accessory product revenues to several of our OEM customers, as well as decreased engineering service revenues during the comparable period.  This was partially offset for the six-month period by increased revenue of leads and adaptors from the first quarter.  We expect to see growth in our lead technologies product sales during the remainder of 2006 due primarily to continued growth in our European markets.

Second quarter gross margins were 41.7% compared to 38.7% a year ago. Gross margins for the six-month period ended June 30, 2006 were 40.6% as compared to the 37.3% for the first six months of 2005.  This increase was primarily due to higher volumes of manufacturing activity which allowed us to utilize our existing overhead more effectively.  We expect our gross margins to remain in the 40% range during 2006 with the introducer volume outlook slightly lower for the remainder of the year.

Our research and development expenditures increased 9% during the quarter to $1.7 million compared to $1.6 million in the second quarter last year.  As a percentage of revenue, R&D was 18.3% compared to 22.1% in 2005.  For the first half of this year, research and development expenditures were just slightly less than the same period last year at $2.9 million or 15.2% of revenues compared to $3.0 million or 21.5% of revenues last year.

Selling, general and administrative expenses were 17.1% of revenues for the quarter, compared to 20.4% in the second quarter of 2005 and 16.3% of revenue for the first half of 2006, compared to 21.1% of revenue for the comparable six-month period of 2005.

The increase in absolute dollars is primarily attributable to increased participation at trade shows, preliminary Sarbanes-Oxley compliance activities and the effects of stock-based accounting, FAS 123R, which the company adopted as of January 1, 2006.  In absolute dollars, selling, general and administrative expenses will increase.  However, as we continue to build our revenues, we anticipated that our SG&A expenses will decrease as a percentage of revenues.

Net income for the second quarter of 2006 totaled $360,000 or 6 cents per diluted share as compared to a loss of $225,000 or 4 cents per share for the second quarter of 2005.  Net income for the six months ended June 30, 2006, totaled $1.0 million or 16 cents per diluted share as compared to a loss of $575,000 or 10 cents per share for the comparable six-month period last year.

Our cash position increased to $1.7 million as of June 30, 2006 from $600,000 at the end of March 2006.  Our cash flow from operating activities was $2.6 million for the first six months of 2006 as compared to $960,000 for the comparable six-month period last year.  We are continuing to pay down our long-term debt at the rate of $250,000 per quarter and we made additional payments of $100,000 during the first half of 2006.

We also purchased over $500,000 of capital equipment during the quarter in anticipation of our increased production requirements.  The company still has full availability on a $4.0 million line of credit for working capital needs. In anticipation of the upcoming facility consolidation, the company plans to build up certain inventory levels so that our partners’ demands are uninterrupted.

As announced previously, the company is consolidating into a single facility and we are expecting to incur cash outlays for leasehold improvements of approximately $3.0 million before the end of the year.  The company does anticipate that it will finance the buildout of our new 95,000 square foot facility through a combination of existing cash and additional borrowings.

Overall, our results for the quarter and year-to-date reinforce our belief that the investments we’ve made over the past couple years and the business model that we continue to pursue will position Enpath for double digit revenue growth in future periods.

J. Hertig                                                                                                    Thanks, Scott. I would like to add to your comment about the value of the investments that Jim Hartman and the Enpath Board have made over the past few years.

We continue to work to take maximum advantage of our investment in R&D in the BIOMEC acquisition.  In 2003 and prior to the Biomec acquisition and substantial research and development in the advanced steerable catheter platform, Enpath was a single product company with a large reliance on one OEM partner as a customer.  Since completing the acquisition of Biomec and introducing the steerable catheter platform by beginning to ship products to two customers in the first quarter of this year, the company has now established three product lines: introducers, advanced steerable products and stimulation leads.

The benefit of this investment at the cost of some profitability during the past few years is now evidenced by Enpath’s financial performance over the first and second quarters of 2006.

This isn’t a fluke, but rather a clear indication that the future is a bright one for the company.  In addition, the dependence on a single OEM partner has been greatly reduced and Enpath now has only three customers with greater than 10% influence on our revenue.

I announced in February the restructuring of the business around providing focused management for each product line - the introducers, the advanced delivery products and the stimulation leads - and I am very pleased to report about the results we have seen today.

Steve Mogensen, previously responsible for sales and marketing programs, is now Vice President of Sales and Marketing for Enpath.  With over 20 years of medical device sales and marketing experience, he is responsible for the top line and as Scott indicated, we expect to grow year-on-year in double digits with Steve’s leadership.

The Enpath’s executive team has also been improved overall by the addition of Mike Winegar as Vice President of Regulatory Affairs and Quality Assurance.  Mike, recently vice president of regulatory affairs and quality assurance at ev3 and previously director of the same at Boston Scientific SCIMED, brings much needed leadership into the area of regulatory activity. Enpath is now in the enviable position of having a worldclass management team in place with senior level management experience in $100 million-plus revenue businesses which will lead us through the next level of our growth.

The progress in the introducer business has been remarkable. In an “above and beyond the call of duty” effort by the introducer operations team, we managed the process of implementing a seven-day, three-shift operation during the first half of 2006 while maintaining quality and eliminating backorders.  This effort and the implementation of a number of “lean manufacturing” initiatives resulted in substantial growth in the introducer business that Scott described as well as significant improvement in margins as we leveraged our fixed costs.

In addition, we have made progress and further streamlined our steerable catheter production processes and working on improvements, especially with the addition of several key individuals in that organization.  Our stimulation lead business has also made significant progress with several new product development projects which we believe will pave the way and pay large dividends in the future.

In fact, our new product portfolio continues to reflect a very healthy pipeline containing new products under development.  It’s overflowing as a matter of fact and one of our management challenges continues to be limiting our workload to key projects that provide Enpath with the largest return on our R&D investment.

Now I will share some information on products that I have previously discussed or that are close to market release.  Regarding ViaSeal, our new valved introducer for the pacing lead market, we still plan on being prepared to launch the product late in the third quarter.  We’re also working on other new introducer products as well as investing in other designs and functionality improvements regarding our existing products which will keep us ahead of the competition in this market.

At the Heart Rhythm Society Meeting in Boston a few months ago, we received a tremendous amount of interest in our advanced durable catheter technology and as a result have placed several more potential projects into our new product evaluation process.

Within stimulation leads, work continues on a number of development activities for future CRM and neurostimulation products.  The IS-4 adaptor project is on schedule for first quarter 2007 introduction and we continue to develop the next generation of our new epicardial lead system and are working with a CRM company to establish a strategic partnership for its distribution.

As part of our overall next generation epicardial lead strategy, we recently made the decision to withdraw the PMA for the existing steroid epicardial leads.  We were unable to obtain adequate retrospective data from our European centers in the timeframe required by the PMA in order to support the submission.  Due to the high cost involved, we decided to utilize our resources for the development activities focused on our next generation epicardial lead systems.

As we mentioned in the press release, Enpath has been named as a defendant in the patent infringement action regarding FlowGuard filed by Pressure Products Medical Supplies, Inc., in the United States District Court in the Eastern District of Texas.  Enpath has not been served, although we believe the claim is without merit and intend to defend ourselves vigorously in this matter.  As noted in the press release, however, patent litigation can be expensive and the cost of defending this lawsuit may have a material impact on future financial results.

On the operations front, we continue to focus on improving steerable catheter yields, equipment utilization and thus gross margins as we focus on improving gross margins across the board.  Let me assure you Enpath is focused on our business model, getting up to 48% gross margins on average, spending approximately 13% of our revenue on R&D and less than 15% on SG&A and thus dropping 20% to the pretax line.  We also expect to grow revenue year-on-year in double digits with the goal of achieving 20%.

As previously announced, we did sign a lease for our new 95,000 square foot facility in Plymouth, Minnesota, which will give us a clean slate in terms of production flow for lean manufacturing, additional production shop floor space and capacity, improve intercompany communications and eliminate duplicative overhead in operations.

We took the keys to the new facility on July 1 and expect to build out and occupy the new facility, combining our existing Plymouth and Bloomington facilities along with eliminating a satellite warehouse in the first quarter of 2007.

In order to mitigate any impact on production shipments, the consolidation will be carefully planned and executed and you should note that I have personally been responsible for several consolidations in the past, some much more complex than this one at Enpath and we will not miss a customer delivery due to this effort.

Now, to provide you with some performance guidance for the second half of 2006.  As we stated in our press release today, Enpath expects second half 2006 revenues to be approximately 12% to 15% higher than the second half of 2005 resulting in overall sales growth of 23% to 25% for the full year 2006 compared with 2005.

In the second half of 2006 the company expects introducer orders to be reduced slightly from the substantial levels experienced in the second quarter as customer demand returns to levels more consistent with overall market growth.  Revenue from stimulation lead products and advanced delivery products are expected to increase from second quarter levels during the second half of 2006.

The company expects to continue to be profitable during the second half of this year.  During the first six months of 2006, a substantial increase in introducer production volume had a positive effect on overhead utilization, which helped to improve gross margins.  As a result of the second half of 2006 introducer-volume outlook, gross margins may be lower than the 40.6% achieved in the first half of the year.

The company is also unable to predict the impact on second half results of the legal costs, if any, of the above-referenced patent infringement matter.

Enpath continues to focus on increasing shareholder value through careful utilization of our financial resources in R&D and building profitable future growth through tight expense control.  Please keep in mind that Enpath’s mission is to create new PATHways to ENable the delivery of essential medical therapies and as such we are not a contract manufacturer.

We develop intellectually protected products and own our own regulatory approvals within niche markets that are essential but non-core for our many OEM partners.  We have established very strong partnerships with our customers over the years and we are essentially an extension of their own R&D and manufacturing departments.

Regarding future investor conference call timing, I want to quickly note that starting with the third quarter conference call we will be moving the timing of the posting of our press release and our conference call to after market. This move is a response to a request from the investment community.

In closing, I would like to mention that Jim Hartman, having retired as CEO of Enpath in January, is now retiring as CFO effective the 31st of this month and I would personally like to thank Jim for his 15 plus years of leadership of Enpath Medical as both CFO and CEO.  Jim never saw the value of separating these roles, since he could do both and wanted to use the extra resources to hire an additional R&D engineer or two.  The results of his efforts are obvious today and I feel very fortunate as I’m sure all the executive team in the Enpath organization does…..to have inherited what Jim has created.  Thanks to Jim, as I said earlier, Enpath has a very bright future and I’m very pleased that Jim will continue to participate with the company in his role as Chairman of the Board and will provide us with his insight, experience and wisdom.  Thank you, Jim.

And thank you for listening today.  Scott and I, along with Jim Hartman and the rest of the executive team present will now answer any questions you may have.

Operator                                                                                                 Thank you. Ladies and gentlemen, at this time we will begin the question and answer session.  If you have a question, please press the star followed by the 1 on your pushbutton phone.  If you would like to decline from the polling process, press the star followed by the 2.  You will hear a three-toned prompt acknowledging your selection.  If you are using speaker equipment you will need to lift the handset before pressing the numbers.  One moment please for the first question.

Our first question comes from Ernie Andberg with Feltl & Company.  Please go ahead.

E. Andberg                                                                                   Good afternoon, John.

J. Hertig                                                                                                    Good afternoon.

E. Andberg                                                                                   Could you go over once more sort of the product flow over the next six months and looking into next year so that I have that clear?

J. Hertig                                                                                                    New product pipeline?

E. Andberg                                                                                   Yes.

J. Hertig                                                                                                    Why don’t I just ask Dave, Mark and Jim to go through their product lines and respond to your question.

E. Andberg                                                                                   John, for some reason on my line you’re breaking up. I don’t know if it’s me or you guys.

J. Hertig                                                                                                    I’ll get a little closer. Is that better?

E. Andberg                                                                                   Yes.

M. Kraus                                                                                              As we’ve stated in the past, the ViaSeal product is a new introducer product which will be ready for launch late in the third quarter.  We’re very excited about the opportunities that product brings to expanding our current product offering in valved introducers.  And we’re working diligently to get contracts in place.

As for products beyond that, we’ve started focusing on enhancements to the products that’ll improve the functionality, the ergonomics and allow us to keep the product current for the clinical needs that each of these devices is used in and we continue to look for other areas in our valved introducer market opportunities to expand on the ViaSeal product.  Those are the main things, the specifics of which I think we aren’t really prepared to talk about.

E. Andberg                                                                                   So the one specific product is the ViaSeal headed to market by the end of Q3?

M. Kraus                                                                                              That’s correct.

E. Andberg                                                                                   Excellent.

D. Grenz                                                                                                   Hi, it’s Dave Grenz here in charge of the stimulation lead business.  There’s really two opportunities here in the next six to twelve months.  The first one is the introduction of our FasTac Flex lead introduction system that is paired with our epicardial lead.  And secondly, beginning the first of 2007, we’ll be ramping up for the introduction of the IS-4 adaptor.

J. Reed                                                                                                          This is Jim Reed.  In that six to twelve months we’re looking at two new catheter products going out to a current customer and we’re looking at two other catheter products that will be going into clinical studies that will be longer term revenue opportunities.  We’ll begin shipping those by approximately the end of this year.

E. Andberg                                                                                   So two new catheters to existing customers and two others to get through the FDA that could start shipping by the end of the year?

T. Reed                                                                                                       Correct.  The second two — they’ll have modest revenue initially because they’re going to clinical studies.  Larger revenue is essentially further out.

E. Andberg                                                                                   Okay. Thank you very much. Scott, hello.

S. Youngstrom                                                                 How’re you doing, Ernie?

E. Andberg                                                                                   I’m excellent.  Hey, the guidance.  The implication of the revenue stream and the gross margin stream and the expense stream as you’ve described them suggest modestly lower revenues in the second half and modest profitability, 1 or 2 cents a quarter.  Does that sounds ... am I reading what you are saying properly?

S. Youngstrom                                                                 No, Ernie.  I think when we talked about the revenues being slightly lower in the introducer business, it will be offset by increased revenues in our catheters and our lead products.  The margin will stay close to the 40% level and our operating expenses again with kind of the cost containment programs we’ve got, they should be comparable as well.  So slightly lower margin potentially and operating expenses very comparable.

E. Andberg                                                                                   To the second quarter?

S. Youngstrom                                                                 To the first half results.

E. Andberg                                                                                   To the first half results? Okay so as I read the press release you’re talking about some kind of averaging of the first two quarters’ operating expense levels rather than coming off of the ... staying at the second quarter expense levels and that would make the bottom line modestly better or better than it, than I read the press release to start with, I think.  Without making you guys make an estimate, which you’re not. Thank you.

Operator                                                                                                 Thank you. Our next question comes from William Morris with Blueline

Partners. Please go ahead.

W. Morris                                                                                         Hello, guys. Congratulations on a great quarter. Scott, good to hear your voice again and look forward to working with you on the next number of years here.

S. Youngstrom                                                                 Thanks, Will.

W. Morris                                                                                         Ernie asked a couple questions that I was looking at, but I’d like to talk about the gross margin area.  The target, if I understood it correctly at an earlier conversation, is it’s trying to reach the 48% level.  You guys have any kind of time ... did I get that right and if so, kind of a timeline as you move from 40% to 48%?

J. Hertig                                                                                                    What we’ve been contemplating and keep in mind for the next six months we’re overlaying a fairly heavy project, this consolidation effort on top of other things that we’re doing.  But with a slight decrease in the introducer volume, we’re going to see a little bit of a margin hit there.  At the same time we expect to continue to improve, especially in the catheter product area, the advanced catheter products, so they should ... as Scott said, we should stay around the 40% range probably as we work through the rest of this year and get into the consolidation and complete that.

There will be a bolus upward I think once we have consolidation completed due to the fact that we’re going to eliminate some overhead especially in operations as we put everything under one roof.  And then we’ll continue to focus on the lean manufacturing initiatives that we believe over the next few years will get us to that 48% along with our goal of getting higher margin products in the systems area, combined stimulation leads with advanced catheters for delivery and get that product not only at higher ASPs but also at higher margins, pulling that number up.

W. Morris                                                                                         Okay. Thank you. The next question I have, can you shed a little more light on the .... this potential litigation issue?

J. Hertig                                                                                                    Well, at this stage, as I mentioned, we haven’t been served.  We have viewed what was filed and we feel that it is without merit.  And at this point we really can’t speak any further to it.

W. Morris                                                                                         Can you give us an idea of what type of ... or the revenue that we’re looking at that could be compromised? I mean is it 5%, 10%, is it a ... that they’re laying claim to?

S. Youngstrom                                                                 This is Scott. It was in our press release that it’s approximately 5% of revenues for the first six months of ‘06 and of ‘05.

W. Morris                                                                                         Okay. Okay. Alright, thank you.

Operator                                                                                                 Thank you. Our next question comes from Tom MacGuire, a private investor. Please go ahead.

T. MacGuire                                                                              Okay. Good afternoon. Good call, guys.  You know the one thing that kind of sticks out to me is the amount of spending you’ve been doing in R&D over the first 6 months this year but also last year.  And it’s ... it’s over twice your historical rate as a company.  And I couple this fact with, you know, John’s quote in the press release that Enpath’s product development pipeline is full and growing and you know that bodes well for the future of course. But I guess if you were to use a baseball analogy in terms of new product introduction, are you still in the first inning or are you in the mid part of the game?

J. Hertig                                                                                                    I hope we’re rounding first base.  But there is a time associated with some of these developments.  We have a nice mixture of fairly quick activities in the introducer area which is something we’ve been making for quite a while and we’re very good at.  We’ve got some medium term, as Jim Reed mentioned, in the catheter area as we continue to leverage that platform that was developed.  Then in a longer term, we have products primarily in the neurostimulation and in the epicardial next generation lead area that ... you know they’re more on the two-year to three- year type timeframes.  So I think we have a pretty good balance as we manage that portfolio.

T. MacGuire                                                                              Okay. Thanks. A second question is relating to not going to try and get the approval for the Myopore RX in the U.S.  You know an unfortunate event that the FDA didn’t approve this but I understand that it’s money better well spent to going after some of your other product introductions.

The question I have is how many potential products do you have in your pipeline that you will need to get approval from the FDA for versus just being able to introduce with no approval?  And secondarily, will the approval that’s needed, will that come from your OEM partner; i.e., you know, a bigger, stronger, more experienced, knowledgeable company dealing with the FDA versus you guys going it alone like you did with the Myopore RX?

J. Hertig                                                                                                    Well there’s a couple of facets to that question.  One is I’d say there’s really two types of approvals.  Primarily our products are 510Ks and they might be a new submission, they might be a new submission based on a predicated device or they might be a letter-to-file depending on what exactly the product and the product changes are.  The other’s are PMA’s which is a much more extensive process and I will say we learned a lot in the Myopore

RX lesson. And we also brought Mike Winegar on who has tremendous experience in big companies, Boston Scientific and ev3 and others and who is really quite high powered in terms of being able to manage these kinds of efforts.

So I think that we’re well-positioned to do the PMA piece, which is the smaller piece of what we do in terms of approvals.  It’s also a more expensive piece.  One of the reasons and you mentioned it, that our R&D expenses have been high in the past year or so is we put a lot of money into that PMA for the steroid lead, a tremendous amount of investment and we’re going to not be doing that anymore in this go-around although the new mini-epi, or the next generation epicardial lead, will have steroids in it.  But we also are in discussions with our CRM partner-to-be partners about who’s going to fund that PMA activity, that human clinical component of the project.

T. MacGuire                                                                              Okay. Thank you.

J. Hertig                                                                                                    You’re welcome.

Operator                                                                                                 Thank you.  We have a follow up question from Ernie Andberg with Feltl & Company.  Please go ahead.

E. Andberg                                                                                   John, I believe that you said in your comments that you expect to spend about $3 million of cash building out the new facility and in addition to that would build some inventory so that you were able to supply all customers on a timely basis during the transition period that happens in Q1 next year. What does that do to your borrowing levels over the second half, let’s say for the next three quarters?  I’m guessing it goes up but give me a feel as to what you guys think is going to be happening.

J. Hertig                                                                                                    A couple comments and I’ll let Scott take the latter question or part of the question but you know transition’s a good word, Ernie, in that we’re not going to pick up over one block of time all the production and all lines in two facilities and shut everything down and then start up again.  It’s going to be transitioned bit by bit into the new facility as it’s prepared and things are ready to be moved and validated.

We are going to make sure we have safety stocks so that we don’t miss deliveries in this process but it’s not going to be exorbitant, it’s going to be at reasonable levels and it’ll be managed very carefully.

In terms of the borrowing versus the cash outlay that we expect in that $3 million range, that’s to build out the new facility with new clean rooms and new equipment and whatnot.  I’ll let Scott give you some sense of that if you’ve got a feel for it, Scott?

S. Youngstrom                                                                 Ernie, Scott. We actually have two kind of resources or cash availabilities. One is we have the $4 million line of credit for working capital needs that if we need to we would tap into for the build up of inventory.  We also have a separate agreement that is being finalized that will deal strictly with the capital improvements or leasehold improvements with the building.  So it’s an entirely different line that we’re working with.  A banking partner put that together, again separate, that would leave our $4 million working capital lines available for future needs.

E. Andberg                                                                                   I assume ... may I assume then that by the end of the year or thereabouts you will have tapped a significant portion of the $3 million for the capital line?

S. Youngstrom                                                                 More than likely yes. I mean we would like to ...

E. Andberg                                                                                   ... because it affects, it affects the income statement and that’s what I’m trying to figure out.

S. Youngstrom                                                                 Yeah, more than likely because we would like to keep our cash for again working capital needs.  So we’ll tap into the ... up in the $3 million for leasehold improvements, yeah.

E. Andberg                                                                                   Okay.  When you guys are finally up and running in the new facility in the first quarter of next year, what happens to your expense levels?

S. Youngstrom                                                                 As far as rent?

E. Andberg                                                                                   Well .... yeah, rent, depreciation, the whole ... however it’s going to flow through.  Are we going to ... should expenses be lower or higher net as we move into the new facility and get it up, after we get it up and running or should we continue to see an increase in op ex going forward?

S. Youngstrom                                                                 I think they’d certainly have to go up a little bit.  We are going to be adding net new space with the new facility and our rent would be higher.  Again, as we gear up to meet production requirements we will incur some additional capital expenditures.

E. Andberg                                                                                   Fair enough. That helps me think about the future. Thank you.

Operator                                                                                                 Thank you. We have a follow up question from Tom MacGuire, private investor. Please go ahead.

T. MacGuire                                                                              Okay, one more question, guys.  The lawsuit with Pressure Products Medical Supplies, I know you don’t want to talk about it and that’s fine but it brings to mind the question about the competitive landscape out there because I’ve never even heard of this company and I was just wondering are they ... I’ve never seen them in your Ks as competition. So I’m just wondering could you guys just kind of broad brush the competitive landscape and how you fit in there with your products and your partnerships and all that kind of stuff versus everyone else out there?

J. Hertig                                                                                                    Specifically introducers?

T. MacGuire                                                                              Well I’d like introducers, the advanced delivery products, stimulation leads. Like I said, a broad brush.

M. Kraus                                                                                              This is Mark Kraus.  Pressure Products is a competitor primarily in the pacing leads, introduction side of the market and there are three or four other primary competitors in introducers in general that kind of cover all the market segments.  Clearly we try to pay attention to what they’re doing.  But our position in terms of product development is try to stay ahead of them and develop something that’s innovative and proprietary to our organization so that they’re trying to chase us as opposed to us trying to follow what they’re doing.  While we look at them, we’re trying to be in front of them at all times.

J. Hertig                                                                                                    An example of that would be FlowGuard which has been out for over three years and Pressure Products introduced a competitive product, what, about a year ago, Mark?  A product that’s competitive to FlowGuard?

M. Kraus                                                                                              Right. Our product’s been in the market for three years and Pressure Products came out with one that was competitive about a year ago.

T. MacGuire                                                                              Okay, how about advanced delivery?

J. Reed                                                                                                          Sure. This is Jim Reed.  We have a little bit of a unique market niche in that we do turnkey products, OEM deflectable catheters, on an OEM basis.  There are a few companies that are contract manufacturers and make deflectable shafts so sub-components, but they’re not as sophisticated or as low- profile as ours.  There are a couple companies that make deflectable sheaths for their own purposes but really as an OEM manufacturer and developer of finished articulating catheters, we really don’t have a direct competitor.

T. MacGuire                                                                              Okay. And finally how about the stimulation lead area?

D. Grenz                                                                                                   This is Dave Grenz from the leads business.  Essentially we have one competitor that is going after the same market niches that we go after in the neuro stim and the CRM market and that company is Oscore Medical that essentially has the same business model that we do in the leads area.

T. MacGuire                                                                              Okay, good. Thank you very much.

Operator                                                                                                 Thank you.  Ladies and gentlemen, if there are any additional questions please press the star followed by the one at this time.  As a reminder, if you are using speaker equipment you will need to lift the handset before pressing the numbers.

Thank you.  Management, at this time there are no further questions.  Please continue.

J. Hertig                                                                                                    Thank you very much for attending our second quarter of 2006 conference call.  We appreciate the questions and the opportunity to continue to tell the Enpath story to the market.  Thank you very much.

Operator                                                                                                 Ladies and gentlemen, this concludes the Enpath second quarter financial results conference call.  If you would like to listen to a replay of today’s conference call, please dial 1-800-405-2236 with the passcode of 11066187#. Thank you.  You may now disconnect.